EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-203205 on Form F-3; Registration Statement No. 333-213344 on Form S-8; Registration Statement No. 333-227129 on Form F-3; and Registration Statement No. 333-233540 on Form F-3 of our report dated April 3, 2020, relating to the financial statements of Ardmore Shipping Corporation and the effectiveness of Ardmore Shipping Corporation’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

New York, New York

April 3, 2020